Exhibit 99.1

General Steel Reports Second Quarter 2015 Financial Results

BEIJING – August 20, 2015 – General Steel Holdings, Inc. (“General Steel” or the “Company”) (NYSE: GSI), a leading non-state-controlled steel producer in China, today announced its financial results for the second quarter ended June 30, 2015.

Ms. Yunshan Li, Chief Executive Officer of General Steel commented, “Since being appointed as CEO of General Steel in late July, my top priority has been reviewing and integrating the Company’s resources in order to chart the best course for our business transformation. During our strategic reviews, we noted that General Steel is one of the most efficient steel producers in China and that it has excellent experience, resources and expertise. And as we further evaluated General Steel’s total value chain, we believe that the more an organization moves upstream towards energy-saving and environmental protection solutions, the higher its return on investments and sustainability will be. As such, we are very excited about the potential possibilities for the Company in the clean-tech and environmental protection sector.”

Ms. Li added, “China is now the world’s largest energy consumer and has the largest number of coal-fired power plants and steel mills. The Chinese government is fully aware of the impact from fossil-fuel pollution and is launching the tightest-ever restrictions on emission standards. In my view, General Steel not only has its own demand for clean-tech and environmental protection solutions, but also rich industry resources to promote clean-tech adoption. We feel confident that the combination of my direct knowledge, expertise, and access to emission reduction technology and GSI’s excellent experience, resources and expertise will enable us to successfully produce and sell leading clean-tech solutions in China.”

John Chen, Chief Financial Officer of General Steel, commented, “As we forge ahead with our business transformation, in the second quarter we proactively revalued our steel-manufacturing equipment in Longmen Joint Venture, and took a write-down of $973.9 million in its carrying value to better reflect the current market conditions. We believe this will lighten future depreciation burden and better enable the Company to adopt new business models.”

Second Quarter 2015 Financial Information

•	Sales volume from Longmen Joint Venture increased by 30.2% year-over-year to approximately 1.70 million metric tons, compared with 1.31 million metric tons in the second quarter of 2014.
•	Sales totaled $528.8 million, compared with $588.0 million in the second quarter of 2014.
•	Gross loss was $(64.3) million, or (12.2%) of total sales, compared with gross profit of $28.1 million, or 4.8% of total sales in the second quarter of 2014.
•	Loss from operations totaled $(1.0) billion, compared with income from operations of $6.3 million in the second quarter of 2014.
•	Net loss attributable to the Company was $(615.0) million, or $(9.80) per diluted share, compared with $(11.0) million, or $(0.20) per share in the second quarter of 2014.
•	As of June 30, 2015, the Company had cash and restricted cash of $266.5 million.

General Steel Holdings, Inc.

Second Quarter 2015 Financial and Operating Results

Total Sales

Total sales for the second quarter of 2015 decreased by 10.1% year-over-year to $528.8 million, compared with $588.0 million in the second quarter of 2014. The year-over-year sales decrease was primarily due to the significant decreases in the average selling price of rebar, partially offset by the higher sales volume.

•	Total sales volume from Longmen Joint Venture in the second quarter of 2015 was 1.70 million metric tons, an increase of 30.2% compared with 1.31 million metric tons in the second quarter of 2014.
•	The average selling price of rebar at Longmen Joint Venture in the second quarter of 2015 decreased to approximately $311.2 per metric ton, down by 30.8% from $450.0 per metric ton in the second quarter of 2014.

Gross (Loss) Profit

Gross loss for the second quarter of 2015 was $(64.3) million, or (12.2)% of total sales, as compared with gross profit of $28.1 million, or 4.8% of total sales in the second quarter of 2014. The decrease in gross margin was mainly due to a steeper decrease in the average selling price of rebar, compared with the decrease in unit cost of manufactured rebar.

Operating Expenses and (Loss) Income from Operations

Selling, general and administrative expenses for the second quarter of 2015 were $22.1 million, an increase of 17.2% from $18.8 million in the second quarter of 2014. General and administrative expenses increased to $11.7 million in the second quarter of 2015, compared with $9.1 million in the second quarter of 2014, which was primarily due to higher expenses for environment protection and a higher local tax rate. Selling expenses increased slightly to $10.4 million in the second quarter of 2015, compared with $9.7 million in the same period of 2014.

The Company accrued unallocated overheads expenses of $5.3 million in its operating expenses for the second quarter of 2015, which was mainly due to the reallocation of fixed overheads from cost of goods sold to general and administrative in accordance with GAAP, as the Company had abnormally low production in May 2015 because it temporarily shut down of one its furnaces to perform maintenance and mechanical adjustments.

The Company recorded non-cash impairment charges of approximately $973.9 million in the second quarter of 2015, in connection with the write-down of the carrying value of Longmen Joint Venture’s long-lived assets. The impairment was primarily related to the continuous worsen condition for China steel industry, and is assessed based on discounted cash flows fair value measurements.

Other operating income from a change in the fair value of profit sharing liability during the second quarter of 2015 was $57.5 million, compared with a loss on change in fair value of profit sharing liability of $(2.9) million in the same period of last year.

General Steel Holdings, Inc.

Correspondingly, loss from operations for the second quarter of 2015 totaled $(1.0) billion, compared with income from operations of $6.3 million for the second quarter of 2014. Excluding the one-time non-cash impairment charges, adjusted loss from operations for the second quarter of 2015 would have been $(34.2) million.

Finance Expense

Finance and interest expense in the second quarter of 2015 was $29.6 million, of which $5.2 million was the non-cash interest expense on capital lease, as compared with $5.7 million in the same period of 2014, and $24.4 million was the interest expense on bank loans and discounted note receivables, as compared with $21.0 million in the same period of 2014.

Net Loss and Net Loss per Share

Net loss attributable to General Steel for the second quarter of 2015 was $(615.0) million, or $(9.80) per diluted share, based on 62.7 million weighted average shares outstanding. Excluding the one-time non-cash impairment charges, adjusted net loss attributable to General Steel for the second quarter of 2015 would have been $(36.7) million. This compares to a net loss attributable to General Steel of $(11.0) million, or $(0.20) per share, based on 55.8 million weighted average shares outstanding in the second quarter of 2014.

Balance Sheet

As of June 30, 2015, the Company had cash and restricted cash of approximately $266.5 million, compared to $367.3 million as of December 31, 2014. The Company had an inventory balance of $153.1 million as of June 30, 2015, compared to $156.3 million as of December 31, 2014.

Conference Call and Webcast:

General Steel will hold a corresponding conference call and live webcast at 8:00 a.m. EDT on Thursday, August 20, 2015 (which corresponds to 8:00 p.m. Beijing/Hong Kong Time on Thursday, August 20, 2015) to discuss the results and answer questions from investors. Listeners may access the call by dialing:

US Toll Free:	1-888-346-8982
International Toll:	1-412-902-4272
China Toll Free:	400-120-1203
Hong Kong Toll Free:	800-905-945
Conference ID:	General Steel Holdings

The call will also be available as a live, listen-only Webcast under the "Events and Presentations" page on the "Investor Relations" section of the Company's Website at http://www.corpasia.net/us/GSI/irwebsite/index.php?mod=event. Following the live Webcast, an online archive of the Webcast will be available for 90 days.

A replay of the conference call may be accessed through August 27, 2015 by dialing:

General Steel Holdings, Inc.

US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Access Code:	10071183

About General Steel

General Steel is a leading non-state-owned steel maker headquartered in Beijing, China. With seven million metric tons of crude steel production capacity under management and operations in Tianjin municipality and China’s Shaanxi and Guangdong provinces, the Company produces a variety of steel products including rebar and high-speed wire.

In addition to its steel business, the Company also designs, manufactures, and integrates radio frequency identification (“RFID”) systems. The Company’s RFID technology provides real-time data on supplies, inventory, and goods, thereby greatly enhancing its customers’ administration and planning processes, as well as asset tracking and supply chain management.

For more information, please visit www.gshi-steel.com. To be added to the General Steel email list to receive Company news, or to request a hard copy of the Company’s Annual Report on Form 10-K, please send your request to investor.relations@gshi-steel.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Actual results could differ materially from those projected in the forward-looking statements as a result of inaccurate assumptions or a number of risks and uncertainties. These risks and uncertainties are set forth in the Company's filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under "Risk Factors" and elsewhere, including those disclosed in the Company's most recent Annual Report on Form 10-K, filed with the United States Securities and Exchange Commission. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

Contact Us

General Steel Holdings, Inc.

Joyce Sung

Tel: +1-347-534-1435

Email: joyce.sung@gshi-steel.com

Asia Bridge Capital Limited

Carene Toh

Tel: +1-888-957-3362

Email: generalsteel@asiabridgegroup.com

General Steel Holdings, Inc.

  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

  CONDENSED CONSOLIDATED BALANCE SHEETS

  (UNAUDITED) (In thousands)

	June 30,	December 31,
ASSETS	2015	2014
CURRENT ASSETS:

Cash	$36,250	$11,641
Restricted cash	230,240	355,685
Notes receivable	5,736	10,290
Restricted notes receivable	39,111	111,801
Loans receivable	42,595	36,001
Loans receivable - related parties	6,110	34,713
Accounts receivable, net	11,205	9,321
Accounts receivable - related parties	3,198	8,498
Other receivables, net	62,626	63,746
Other receivables - related parties	7,329	39,670
Inventories	153,129	156,327
Advances on inventory purchase	53,389	73,819
Advances on inventory purchase - related parties	13,411	45,617
Prepaid expense and other	6,230	4,803
Prepaid taxes	4,242	5,789
Short-term investment	7,670	2,688
TOTAL CURRENT ASSETS	682,471	970,409

PLANT AND EQUIPMENT, net	569,477	1,543,136

OTHER ASSETS:
Advances on equipment purchase	2,520	11,438
Investment in unconsolidated entities	16,749	16,823
Long-term deferred expense	446	458
Intangible assets, net of accumulated amortization	22,706	22,960
TOTAL OTHER ASSETS	42,421	51,679

TOTAL ASSETS	$1,294,369	$2,565,224

LIABILITIES AND DEFICIENCY

CURRENT LIABILITIES:

Short term notes payable	$531,869	$661,635
Accounts payable	596,466	612,801
Accounts payable - related parties	211,149	207,783
Short term loans - bank	153,989	257,502
Short term loans - others	65,158	60,717
Short term loans - related parties	279,950	46,380
Other payables and accrued liabilities	61,805	55,488
Other payable - related parties	80,028	87,252
Customer deposits	86,860	92,974
Customer deposits - related parties	33,923	132,616
Deposit due to sales representatives	15,782	17,871
Deposit due to sales representatives - related parties	2,872	2,509
Taxes payable	7,984	5,201
Deferred lease income, current	2,180	2,176
Capital lease obligations, current	9,942	8,508
TOTAL CURRENT LIABILITIES	2,139,957	2,251,413

NON-CURRENT LIABILITIES:
Long-term loans - related party	353,067	339,549
Deferred lease income, noncurrent	71,757	72,713
Capital lease obligations, noncurrent	401,283	393,252
Profit sharing liability	-	70,422
TOTAL NON-CURRENT LIABILITIES	826,107	875,936
TOTAL LIABILITIES	2,966,064	3,127,349

COMMITMENTS AND CONTINGENCIES

DEFICIENCY:
Preferred stock, $0.001 par value, 50,000,000 shares authorized, 3,092,899 shares issued and outstanding as of June 30, 2015 and December 31, 2014	3	3
Common stock, $0.001 par value, 200,000,000 shares authorized, 66,456,588 shares and 64,458,588 shares issued, 63,984,282 shares and 61,986,282 shares outstanding as of June 30, 2015 and December 31, 2014, respectively	66	64
Treasury stock, at cost, 2,472,306 shares as of June 30,2015 and December 31, 2014	(4,199)	(4,199)
Paid-in-capital	117,274	115,494
Statutory reserves	6,583	6,472
Accumulated deficits	(1,123,701)	(463,521)
Accumulated other comprehensive income	(1,259)	644
TOTAL GENERAL STEEL HOLDINGS, INC. DEFICIENCY	(1,005,233)	(345,043)

NONCONTROLLING INTERESTS	(666,462)	(217,082)
TOTAL DEFICIENCY	(1,671,695)	(562,125)

TOTAL LIABILITIES AND DEFICIENCY	$1,294,369	$2,565,224

General Steel Holdings, Inc.

                  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2015 AND 2014

(UNAUDITED)

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
SALES	$454,855	$508,637	$725,624	$1,020,642
SALES - RELATED PARTIES	73,926	79,376	131,321	161,582
TOTAL SALES	528,781	588,013	856,945	1,182,224
COST OF GOODS SOLD	509,185	482,011	806,750	1,012,755
COST OF GOODS SOLD - RELATED PARTIES	83,865	77,908	146,611	163,936
TOTAL COST OF GOODS SOLD	593,050	559,919	953,361	1,176,691

GROSS PROFIT(LOSS)	(64,269)	28,094	(96,416)	5,533
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(22,083)	(18,849)	(39,438)	(39,902)
UNALLOCATED OVERHEADS EXPENSES	(5,309)	-	(24,443)	-
IMPAIRMENT EXPENSE	(973,860)	-	(973,860)	-
CHANGE IN FAIR VALUE OF PROFIT SHARING LIABILITY	57,499	(2,920)	70,423	(2,969)

INCOME (LOSS) FROM OPERATIONS	(1,008,022)	6,325	(1,063,734)	(37,338)
OTHER INCOME (EXPENSE)
Interest income	2,741	4,066	5,072	7,258
Finance/interest expense	(29,575)	(26,619)	(50,145)	(55,314)
Loss on disposal of equipment and intangible assets	(44)	(142)	(28)	(96)
Income(loss) from equity investments	34	54	(3)	67
Foreign currency transaction loss	(249)	(963)	(1,122)	(1,817)
Lease income	545	542	1,088	1,088
Other non-operating income (expense), net	378	302	601	126
Other expense, net	(26,170)	(22,760)	(44,537)	(48,688)

LOSS BEFORE PROVISION FOR INCOME TAXES AND NONCONTROLLING INTEREST	(1,034,192)	(16,435)	(1,108,271)	(86,026)
PROVISION FOR INCOME TAXES	111	107	141	112
NET LOSS	(1,034,303)	(16,542)	(1,108,412)	(86,138)
Less: Net loss attributable to noncontrolling interest	(419,276)	(5,523)	(448,232)	(31,555)

NET LOSS ATTRIBUTABLE TO GENERAL STEEL HOLDINGS, INC.	$(615,027)	$(11,019)	$(660,180)	$(54,583)

NET LOSS	$(1,034,303)	$(16,542)	$(1,108,412)	$(86,138)
OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustments	(2,274)	(929)	(3,127)	3,741

COMPREHENSIVE LOSS	(1,036,577)	(17,471)	(1,111,539)	(82,397)

Less: Comprehensive loss attributable to noncontrolling interest	(420,128)	(5,875)	(449,456)	(30,101)
COMPREHENSIVE LOSS ATTRIBUTABLE TO GENERAL STEEL HOLDINGS, INC.	$(616,449)	$(11,596)	$(662,083)	$(52,296)

WEIGHTED AVERAGE NUMBER OF SHARES
Basic and Diluted	62,777	55,842	62,384	55,828

LOSS PER SHARE
Basic and Diluted	$(9.80)	$(0.20)	$(10.58)	$(0.98)

General Steel Holdings, Inc.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED) (In thousands)

	For the Six months ended June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,108,412)	$(86,138)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation, amortization and depletion	56,596	47,788
Impairment of plant and equipment	973,860
Change in fair value of profit sharing liability	(70,423)	2,969
Gain on disposal of equipment and intangible assets	28	96
Provision (recovery) for doubtful accounts	2,548	(250)
Reservation of mine maintenance fee	187	278
Stock issued for services and compensation	382	219
Amortization of deferred financing cost on capital lease	9,765	9,253
Income (loss) from equity investments	3	(67)
Foreign currency transaction loss	1,122	1,817
Deferred lease income	(1,088)	(1,088)
Changes in operating assets and liabilities
Notes receivable	5,238	45,931
Accounts receivable	(1,888)	(1,008)
Accounts receivable - related parties	5,307	(2,875)
Other receivables	(1,188)	(307)
Other receivables - related parties	32,353	(4,275)
Inventories	2,631	1,286
Advances on inventory purchases	20,528	(13,968)
Advances on inventory purchases - related parties	39,581	(36,971)
Prepaid expense and other	(19)	(1,947)
Long-term deferred expense	14	111
Prepaid taxes	1,555	15,747
Accounts payable	(22,969)	(18,050)
Accounts payable - related parties	2,978	28,204
Other payables and accrued liabilities	6,223	2,637
Other payables - related parties	(7,334)	4,824
Customer deposits	(6,274)	49,187
Customer deposits - related parties	(191,619)	78,667
Taxes payable	2,769	(413)

Net cash provided by operating activities	(247,546)	121,657
CASH FLOWS FROM INVESTING ACTIVITIES:
Restricted cash	125,868	(51,820)
Loans to unrelated parties	(6,516)	-
Loans receivable - related party	114,127	-
Cash proceeds from short term investment	2,606	-
Payments for short term investment	(7,575)	-
Cash proceeds from sales of equipment and intangible assets	-	24
Equipment purchase and intangible assets	(40,174)	(112,713)
Net cash provided by (used in) investing activities	188,336	(164,509)
CASH FLOWS FINANCING ACTIVITIES:
Restricted notes receivable	72,762	286,485
Borrowings on short term notes payable	497,497	900,202
Payments on short term notes payable	(628,240)	(1,035,408)
Borrowings on short term loans - bank	97,026	185,023
Payments on short term loans - bank	(201,944)	(285,100)
Borrowings on short term loan - others	109,420	19,949
Payments on short term loans - others	(82,814)	(25,417)
Borrowings on short term loan - related parties	223,974	32,576
Payments on short term loans - related parties	(56,394)	(19,233)
Deposits due to sales representatives	(2,119)	(2,736)
Deposit due to sales representatives - related parties	358	(326)
Borrowings on long-term loans - related party	56,201
Payments on long-term loans - related party	(815)	-
Principal payment on capital lease obligation	(1,077)
Net cash provided by (used in) financing activities	83,835	56,015

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	(16)	(381)

INCREASE IN CASH	24,609	12,782

CASH, beginning of period	11,641	31,967

CASH, end of period	$36,250	$44,749